Filed Pursuant to Rule 424(b)(3)

Registration No. 333-294714

Prospectus Supplement No. 4

(to Prospectus dated April 22, 2026)

UP TO 30,221,578 ORDINARY SHARES

OF

AIR GLOBAL PLC

This prospectus supplement amends and supplements the prospectus dated April 22, 2026 (the “Prospectus”), which forms part of our registration statement on Form F-4 (No. 333-294714). This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on August 26, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIIR.” On August 25, 2026, the last reported sale price of our ordinary shares as reported on Nasdaq was $6.87 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 47 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2026

Commission File Number: 001-43297

AIR Global PLC

(Translation of registrant’s name into English)

Festival Office Tower

Dubai Festival City, 7th Floor

Dubai

United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

EXPLANATORY NOTE

On August 26, 2026, AIR Global PLC (the “Company”) issued a press release announcing the results of the Company’s extraordinary general meeting of its shareholders held on August 24, 2026 (the “EGM”), a copy of which is furnished as Exhibit 99.1 hereto.

A copy of the Company’s Amended and Restated Memorandum and Articles of Association, as approved by the EGM, is furnished as Exhibit 3.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 26, 2026

AIR Global PLC

By:	/s/ Stuart Brazier
Name:	Stuart Brazier
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
3.1	Amended Articles of Association of AIR Global PLC
99.1	Press release of AIR Global PLC, dated August 26, 2026